                                                                      Exhibit V

                          INVESTMENT ADVISORY AGREEMENT

                           Dated as of October 2, 1997

                                 by and between

                         STRATEGIC VALUE INVESTORS, LLC

                                       and

                      THE PRUDENTIAL INVESTMENT CORPORATION

                         INVESTMENT ADVISORY AGREEMENT

            THIS INVESTMENT ADVISORY AGREEMENT dated as of October 2, 1997 (this "Agreement"), is made by and between STRATEGIC VALUE INVESTORS, LLC, a Delaware limited liability company ("SVI-U.S." and, together with any entities that become parties hereto after the date hereof as described in Section 6, the "U.S. Fund Entities"), and THE PRUDENTIAL INVESTMENT CORPORATION, a New Jersey corporation (the "Investment Advisor"), and a wholly owned subsidiary of The Prudential Insurance Company of America ("Prudential"). Each Person committing capital to any U.S. Fund Entity (each, an "Investor") will sign an annex to this Agreement ("Annex Number 1") confirming such Investor's understanding and obligations with regard to the matters set forth herein and therein.

            SECTION 1. Definitions.

            As used in this Agreement, the following definitions shall apply, unless the context requires otherwise:

            "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

            "Affiliated Securities" is defined in Section 6(c).

            "Agreement" is defined in the preamble.

            "Allocated Percentage" means, with respect to any Investor, the percentage of any Investment Security allocated to such Investor on the books of any U.S. Fund Entity.

            "Base Rate" means at any date, the prime rate then in effect for The Chase Manhattan Bank (or, if unavailable, another major money center bank selected by the Investment Advisor), plus 2% per annum.

            "Capital Commitment" means, with respect to any Investor, such Investor's capital commitment to SVI-U.S.

            "Closing" means a closing of SVI-U.S.

            "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

            "Collection Accounts" is defined in Section 5(b).

            "Contributed Capital" means, with respect to any Investor at any date, (1) the aggregate amount of such Investor's Capital Commitment that has been called by the Investment Advisor and delivered by the Investor on or prior to such date, less (2) the sum of (A) the amount of such Investor's Capital Commitments returned to the Investor on or prior to such date and (B) such Investor's Allocated Percentage of any realized losses of the U.S. Fund Entities.

            "Disposition Proceeds" shall have the meaning set forth in the Operating Agreement.

            "Distributions" shall have the meaning set forth in the Operating Agreement.

            "Drawdown Date" is defined in Section 3(e).

            "Drawdown Notice" is defined in Section 3(e).

            "ERISA" means the Employee Retirement and Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

            "Expenses" is defined in Section 11(a).

            "Final Action Notice" is defined in Section 6(b).

            "Final Redemption Date" is defined in Section 6(b).

            "Final Redemption Request" is defined in Section 6(b).

            "Final Redemption Request Date" is defined in Section 6(b).

            "Fiscal Year" shall have the meaning set forth in the Operating Agreement.

            "Fund" means SVI-U.S., SVI-International, the co-investment arrangement with Prudential Co-Investor, any Redemption Vehicle, any redemption vehicle established in connection with SVI-International, and any similar separate or "side" vehicle formed pursuant to the terms of any of the Other Operating Agreements or the terms of the operating agreement of SVI-International or of any redemption vehicle established by SVI-International, collectively.

            "Fund Entity" means any of SVI-U.S., SVI-International, Prudential Co-Investor, any Redemption Vehicle, any redemption vehicle established in connection with SVI-International, and any similar separate or "side" vehicle formed pursuant to the terms of any of the Operating Agreements or the terms of the operating agreement of SVI-International or of any redemption vehicle established by SVI-International.

            "Fund Investors" means any investor in the Fund.

            "Fund Rate" is defined in Section 10(b).

            "Identified Investment Security" is defined in Section 6(b).

            "Indemnitee" is defined in Section 15(a).

            "Independent Reviewer" means the Person selected by the Investment Advisor to act as the independent reviewer for the Fund, including any replacement or substitute therefor.

            "Index Rate" means the NAREIT Equity Index (excluding healthcare REITs) or, if such rate is unavailable for any partial monthly period, the S&P REIT Index (excluding healthcare REITs).

            "Initial Closing" is defined in Section 3(d).

            "Initial Redemption Request Date" is defined in Section 6(b).

            "in Interest" means, with respect to any percentage or fraction, the Investors voting for or against the related proposal or issue, as the case may be, expressed in terms of a percentage or fraction of the aggregate Capital Commitments.

            "Interest" means, with respect to any Investor, the interest of such Investor in the U.S. Fund Entities, measured in terms of such Investor's Capital Commitment.

            "Investment Advisor" is defined in the preamble.

            "Investment Advisor Fee" is defined in Section 10(a).

            "Investment Period" means the 24 month period commencing at the closing of the first acquisition on Investment Securities by SVI-U.S., which period may be extended for another 12 months with the consent of two-thirds in Interest of Unaffiliated Investors.

            "Investment Proceeds" is defined in Section 5(b).

            "Investment Securities" means REIT Shares and Partnership Units, collectively.

            "Investor" is defined in the preamble.

            "Line of Credit" is defined in Section 6(e).

            "Memorandum" means the Private Placement Memorandum dated July 1, 1997, relating to SVI-U.S., as amended, restated, supplemented or otherwise modified, pertaining to the offering of the Interests.

            "Operating Agreement" means the Operating Agreement of SVI-U.S. dated October 2, 1997.

            "Operating Agreements" means the Operating Agreement and the Other Operating Agreements, collectively.

            "Other Operating Agreement" is defined in Section 6(c).

            "Partnership Units" means partnership interests in REIT
Partnerships.

            "Performance Fee" is defined in Section 10(b).

            "Performance Fee Determination Date" is defined in Section 10(b).

            "Person" means an association, a corporation, an individual, a limited liability company, a partnership, a trust or any other entity or organization, including a government or an agency, board, court, department, official, political subdivision or representative thereof or any other governmental entity.

            "PIMS" means Prudential Investment Management Services LLC, a Delaware limited liability company.

            "PREI" means Prudential Real Estate Investors, a division of Prudential.

            "Preliminary Action Notice" is defined in Section 6(b).

            "Private Investment Securities" means Investment Securities other than Public Investment Securities.

            "Prudential" is defined in the preamble.

            "Prudential Co-Investor" means Prudential or an entity established by Prudential through which Prudential will make certain investments alongside SVI-International as described in the Memorandum.

            "Public Investment Securities" means publicly traded Investment Securities that are freely transferrable by SVI-U.S. without further registration under the Securities Act and shall not include Investment Securities that are "restricted securities," Investment Securities acquired from a REIT in circumstances that may cause SVI-U.S. to be treated as a statutory underwriter in connection with any resale of such securities, or Investment Securities subject to "lock-up agreements" or other holding periods (for so long as such restrictions remain effective).

            "Quarterly Contributed Capital" means, for any Investor with respect to any Quarterly Payment Date, the average of such Investor's Contributed Capital as at the last day of each month ending within the period to which such Quarterly Payment Date relates.

            "Quarterly Payment Date" is defined in Section 10(a).

            "Redemption Vehicle" is defined in Section 6(c).

            "Reinvestment Period" means, if the Capital Commitments are called substantially in full prior to the second anniversary of the first purchase of Investment Securities by SVI-U.S., the period commencing on the date on which all Capital Commitments are called substantially in full and ending on such second anniversary; provided that, if the Investment Period is extended, references to "second anniversary" shall be deemed to be references to "third anniversary."

            "REIT" means any public or private real estate company or real estate investment trust, whether or not such company qualifies as a real estate investment trust under applicable provisions of the Code.

            "REIT Partnership" means any partnership in which a REIT owns general partnership interests or other significant partnership interests.

            "REIT Shares" means shares or equivalents thereof of REITs.

            "Sales Election" is defined in Section 7(a).

            "Sales Election Deadline" is defined in Section 7(b).

            "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

            "Shortfall Amount" is defined in Section 10(b).

            "Standard of Care" is defined in Section 2(b).

            "Subsequent Closing" is defined in Section 3(d).

            "SVI-International" means Strategic Value Investors International, LLC, a Delaware limited liability company.

            "SVI-U.S." is defined in the preamble.

            "Unaffiliated Investor" means an Investor other than Prudential and Prudential Co-Investor.

            "Unfunded Commitments" means any Investor Capital Commitments that have not been called by the Investment Advisor and delivered by such Investor plus any capital contribution returned to such Investor pursuant to Section 8.4 of the Operating Agreement.

            "U.S. Fund Entities" is defined in the preamble.

            "Venture Capital Operating Company" has the meaning set forth in Department of Labor regulation 29 C.F.R. ss. 2510.3 - 101(d).

            SECTION 2. Appointment and Authorization; Standard of Care; Reliance on Others.

            a. Appointment and Authorization. Subject to and in accordance with the terms of this Agreement, SVI-U.S. and any Redemption Vehicle that becomes party hereto and the Investment Advisor hereby agree that the Investment Advisor shall and is authorized to provide, on the terms set forth herein, the services to SVI-U.S. and any such Redemption Vehicle as set forth herein, for the compensation hereinafter described.

            b. Standard of Care. The Prudential Investment Corporation, acting solely in its capacity as investment advisor hereunder, is acting as a fiduciary for SVI-U.S. The Investment Advisor shall discharge its duties hereunder solely in the interests of the Investors and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims (the "Standard of Care").

            c. Reliance on Others. In performing its duties, the Investment Advisor shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of the following persons or groups unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that the Investment Advisor acts in good faith:

                  i. one or more employees or other agents of Investment Advisor whom the Investment Advisor reasonably believes to be reliable and competent in the matters presented; or

                  ii. any attorney, independent accountant, valuation consultant, or other person as to matters that the Investment Advisor reasonably believes to be within such person's professional or expert competence.

            SECTION 3. Duties of the Investment Advisor.

            a. Services to be Provided. The Investment Advisor shall direct, manage and administer the operations of SVI-U.S. and any Redemption Vehicle. In connection therewith the Investment Advisor shall evaluate, structure and consummate investments for SVI-U.S., make calls on the Capital Commitments in connection with the acquisition of Investment Securities or otherwise as permitted herein; engage the Independent Reviewer; select any substitute or replacement Independent Reviewer (subject to Section 3(c)); coordinate reviews by the Independent Reviewer; manage the U.S. Fund Entities' portfolio of Investment Securities; determine the timing and amount of dividends and distributions to be made to Investors; cause the formation and maintenance, as necessary and appropriate of Redemption Vehicles and the transfers of Investment Securities thereto; effectuate borrowings and repayment of borrowings by Redemption Vehicles in accordance with the terms hereof and of the Operating Agreement; cause the dissolution of any vehicle constituting one of the U.S. Fund Entities as permitted under this Agreement and the applicable operating agreement of such vehicle or to cause the amendment of such operating agreements pursuant to their respective terms; value the Investment Securities held by the U.S. Fund Entities; determine whether to honor redemption requests in kind or in cash or in some combination thereof and coordinate the execution of the same; administer requests for redemptions; and prepare and distribute to Investors reports, all in the manner generally contemplated and described in the Memorandum; and take such actions as are necessary and appropriate to execute the investment objectives of the U.S. Fund Entities and to fulfill the obligations of the Investment Advisor as set forth herein, as referenced in the Operating Agreement and/or as described in the Memorandum, including, without limitation, actions in connection with the borrowing of funds and the acquisition and disposition of Investment Securities.

            b. Authority to Bind U.S. Fund Entities. Subject to Section 16, the Investment Advisor shall have full power and authority to act on behalf of the U.S. Fund Entities and to bind or obligate the U.S. Fund Entities. Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement. For all purposes herein, the Investment Advisor shall be deemed to be an independent contractor.

            c. Independent Reviewer.

                  i. The initial Independent Reviewer will be Houlihan, Lokey, Howard and Zukin Financial Advisors Inc.

                  ii. If the Person serving as the Independent Reviewer ceases to so serve or is unable (as a result of a conflicts of interest or otherwise) to act with respect to any proposed investment, the Investment Advisor shall select a replacement or substitute Independent Reviewer, as the case may be, which replacement or substitute shall be a Person with significant experience in the valuation, acquisition and trading of equity securities, including securities similar to the Investment Securities intended to be acquired by SVI-U.S., and shall be independent of, and unaffiliated with, Prudential. The Investment Advisor shall give written notice of such replacement or substitute to the Investors. Such replacement or substitute Independent Reviewer will be deemed approved by the Investors unless one-third or more in Interest of the Unaffiliated Investors object in writing to such proposed replacement or substitute within 15 days after notice with respect thereto is sent to the Investors. Any replacement or substitute Independent Reviewer will be engaged on terms and conditions substantially similar to those on which the initial Independent Reviewer was engaged.

            d. Closings.

                  i. The Investment Advisor may, in its sole direction, cause SVI-U.S. to hold a closing (the "Initial Closing") subject to receipt of Capital Commitments from Fund Investors other than Prudential totaling $76.5 million or more.

                  ii. If at the Initial Closing, the Fund shall not have received $510 million in Capital Commitments from Fund Investors other than Prudential, the Investment Advisor may cause SVI-U.S. to hold subsequent Closings (each, a "Subsequent Closing") during the next 12 months at which additional Interests may be purchased and Capital Commitments delivered, until $510 million in Capital Commitments have been obtained from Fund Investors other than Prudential.

                  iii. At the Initial Closing, Prudential's Capital Commitment will equal 49% of all Capital Commitments to SVI-U.S. At each Subsequent Closing, Prudential's Capital Commitment will be increased so that Prudential's Capital Commitment will at all times equal 49% of all Capital Commitments to SVI-U.S.

                  iv. Investors acquiring Interests at a Subsequent Closing shall be required to purchase Interests at a price determined in accordance with Section 8.4 of the Operating Agreement and to pay the expenses therein set forth and the fees herein set forth.

                  v. Subsequent Closings may involve the purchase by SVI-U.S. of Investment Securities from SVI-International or the sale by SVI-U.S. of Investment Securities to SVI-International in order to generally maintain the proportional relationship between SVI-U.S. and SVI-International.

                  vi. The amount contributed to SVI-U.S. at any Subsequent Closing will be distributed to the Investors admitted to SVI-U.S. prior to such Subsequent Closing ratably in proportion to their Capital Commitments; provided that the Investment Advisor may direct a portion of such amounts to instead be paid to SVI-International in order to equitably allocate costs and expenses of SVI-U.S. and SVI-International.

            e. Capital Calls.

                  i. Subject to subparagraph (iv) below, the Investment Advisor may call for capital contributions from the Investors by giving Investors written notice (each a "Drawdown Notice"), setting forth (i) the aggregate amount drawn, (ii) each Investor's share thereof, (iii) the date on which such amounts are due (the "Drawdown Date"), which shall be at least 10 business days after the date of such Drawdown Notice, (iv) the account into which the funds drawn should be deposited and (v) with respect to each Investor, such Investor's total Capital Commitment, the amount drawn from such Investor to date, and the amount remaining to be drawn from such Investor immediately following such Drawdown Date. Notwithstanding the foregoing, at initial closing, the Investment Advisor shall not be required to provide 10 business days' notice but will provide notice as far in advance of the initial closing as possible.

                  ii. Each Investor shall be obligated to deliver to the account so designated in immediately available funds such Investor's share of the amount drawn prior to 10:00 a.m. (New York time) on the Drawdown Date.

                  iii. Any Investor who fails to fund such Investor's share of a draw in conformity herewith shall be a "Defaulting Member" within the meaning of Section 8.3 of the Operating Agreement.

                  iv. The Investment Advisor may call for capital only (y) in connection with the proposed acquisition of Investment Securities, and the payment of related Expenses, which draw must be made either (I) against Unfunded Commitments or, (II) during a Reinvestment Period, in an aggregate amount not in excess of Disposition Proceeds (net of deductions for expenses) previously distributed by the U.S. Fund Entities to the Investors, or (z) pursuant to and in conformity with Section 6.2 of the Operating Agreement and Section 15. Notwithstanding the foregoing, all amounts contributed to the U.S. Fund Entities at a Subsequent Closing and distributed to the existing Investors admitted to a U.S. Fund Entity prior to such Subsequent Closing may be drawn down from such Investors at any time during the Commitment Period.

            f. Valuations. The Investment Advisor shall value Investment Securities quarterly for reporting purposes, and as and when necessary for other purposes.

                  i. The Investment Advisor shall value Public Investment Securities and any short-term marketable securities without discounts for liquidity, block size or otherwise, at the average closing sales price for such security for the five trading days prior to the valuation date, as published in The Wall Street Journal.

                  ii. The Investment Advisor shall value Private Investment Securities based on the value given to such Private Investment Securities by Prudential's Comptroller's Department, Institutional Valuation Unit. Absent known material circumstances, the Investment Advisor may base valuation of such Private Investment Securities on valuations made by third party appraisers or market participants, recent trades of securities determined by the Investment Advisor to be substantially similar for such purposes and other customary methods of valuing private or illiquid securities; provided that Partnership Units which are, or are expected to become, exchangeable for Public Investment Securities will be valued at the value of such Public Investment Securities. Valuations of private companies and their real estate are subject to numerous and various assumptions and limitations. Many different individual assumptions may be supportable and reasonable, but the interplay between different assumptions, or the use of different accepted methodologies, may produce different estimates of value for the same company or property. Valuations should be considered only estimates of value, and not a measure of realizable value, and are subject to change with the passage of time.

            g. PREI to Fulfill Duties.

                  i. The Investment Advisor will fulfill its responsibilities hereunder through PREI. In addition, the Investment Advisor and PREI may arrange to have certain services the Investment Advisor is obligated to provide performed by Prudential or any of its Affiliates. The Investment Advisor may also assign its rights and obligations under this Agreement to another entity that is wholly owned, directly or indirectly, by Prudential, or to Prudential, so long as the personnel responsible for providing such services are not substantially changed and such assignee is a registered investment advisor.

                  ii. If at any time Bernard Winograd ceases to be a portfolio manager for the Fund, the Investors shall have no further obligations to contribute capital to SVI-U.S. for the purpose of purchasing Investment Securities and SVI-U.S. shall have no further right to purchase Investment Securities, except, in each case, for the purchase of Investment Securities that are subject to commitment letters or other documentation at such time.

            h. Other Service Providers. The Investment Advisor may from time to time engage other service providers, including securities advisors, consultants, architects, engineers, appraisers, legal and accounting firms, custodians, and transfer agents. Each service provider shall be compensated by the U.S. Fund Entities in such proportions, on such terms and at such rates as the Investment Advisor deems appropriate in light of the services provided. The Investment Advisor may engage Affiliates or utilize in-house staff of Prudential or any of its Affiliates as service providers provided that (i) the Investment Advisor reasonably believes that engaging an Affiliate or utilizing in-house staff of Prudential or its Affiliate is in the best interests of the U.S. Fund Entities;
(ii) the compensation of such Affiliate or in-house staff of Prudential or its Affiliate is comparable to that charged by unaffiliated third parties for similar services; and (iii) the Investment Advisor notifies the Investors of the retention of such an Affiliate or the use of in-house staff.

            SECTION 4. Investments of the U.S. Fund Entities.

            a. Permitted Investments. The Investment Advisor shall invest the Capital Commitments in REIT Shares and Partnership Units in connection with, or incidentally to, the sale of real estate by Prudential to the relevant REITs or the contribution of real estate by Prudential to related REIT Partnerships, and, in each case, in a manner consistent with the Memorandum.

            b. Fairness Opinion. Before the acquisition by SVI-U.S. of Investment Securities of a REIT or REIT Partnership, the Investment Advisor shall require the Independent Reviewer to issue a fairness opinion with respect to the terms and conditions of such proposed acquisition.

            c. Investment Restrictions. The Investment Advisor shall cause a substantial majority of the U.S. Fund Entities' investments to be in entities that qualify for taxation as real estate investment trusts (as defined in Section 856 of the Code). The Investment Advisor shall cause the Fund to acquire no more than 40% in the aggregate of the Investment Securities of any one REIT and its related REIT Partnerships. No more than 49% of the total Investment Securities acquired by SVI-U.S. in respect of any one REIT and its related REIT Partnerships will be in the form of Partnership Units of the related REIT Partnerships.

            d. Investment Mechanics.

                  i. At or shortly prior to the closing of the first acquisition of Investment Securities by SVI-U.S., the Investment Advisor will draw the Capital Commitments ratably in proportion to Capital Commitments in an amount sufficient to pay organizational costs of SVI-U.S.

                  ii. SVI-U.S. may acquire Investment Securities directly for cash or, in circumstances in which Prudential has received Investment Securities from the REIT or REIT Partnership whose Investment Securities are to be acquired by SVI-U.S., SVI-U.S. may acquire such Investment Securities in part for cash and in part as a contribution from Prudential.

                  iii. In the case of the acquisition of Investment Securities solely for cash, the Investment Advisor shall call Capital Commitments ratably in proportion to Capital Commitments in an aggregate amount sufficient to acquire the Investment Securities (and to pay related costs and expenses).

                  iv. In the case of the acquisition of Prudential's share of the Investment Securities as a contribution from Prudential, the Investment Advisor shall call Capital Commitments of the Unaffiliated Investors ratably in proportion to Capital Commitments of such Unaffiliated Investors, in an aggregate amount sufficient to purchase the Investment Securities allocable to such Unaffiliated Investors, and Prudential will contribute to SVI-U.S. Investment Securities (valued on the basis of the price established in the investment transaction) such that 49% of the full amount of the Investment Securities so contributed and so purchased will be allocable to Prudential. In such case, the Investment Advisor may call for additional amounts to pay related costs and expenses.

                  v. In the case of the acquisition of Prudential's share of the Investment Securities in part as a contribution from Prudential and in part for cash, the Investment Advisor shall cause SVI-U.S. to take the actions described in subparagraphs (iii) and (iv) above in such combination as the Investment Advisor deems appropriate.

            e. Allocation of Expenses. The Investment Advisor shall cause investments and expenses to be allocated between the U.S. Fund Entities (subject to Section 11), on the one hand, and SVI-International and Prudential Co-Investor, on the other, pro rata in accordance with the aggregate amounts of capital commitments of each.

            f. Sale of Investment Securities Prior to Termination. The Investment Advisor shall endeavor, prior to the termination of this Agreement, to cause all Private Investment Securities to be sold or otherwise disposed of for cash; provided, however, that such Investment Securities not theretofore sold or disposed of will be distributed in kind to the applicable Investors on a pro rata basis as is appropriate.

            SECTION 5. Distributions.

            a. Operating Agreement. The Investment Advisor shall cause the U.S. Fund Entities to make Distributions to the Investors in accordance with the provisions of the Operating Agreements. The Investment Advisor may withhold from any such Distribution to an Investor (i) any Investment Advisor Fees or Performance Fees then due by such Investor, (ii), subject to Section 11(a), such Investor's share of any amounts then owing for Expenses of the U.S. Fund Entities, (iii) such Investor's share of any capital call made in conformity with Section 3(e) that is then pending, (iv) any taxes required to be withheld by the pertinent U.S. Fund Entity in respect of such Investor, and (v) any amount that the Investment Advisor deems is advisable to hold as a reserve for expenses and liabilities of the U.S. Fund Entities, subject to Section 11(a). Any amounts withheld under clauses (i), (iii) and (iv) above shall be deemed to have been distributed for all purposes under this Agreement and the Operating Agreements. Any amount withheld and deemed distributed under clause (iii) and the preceding sentence shall be deemed to have been recontributed by the pertinent Investor in response to the pertinent capital call. Such distributions shall be made as and when determined by the Investment Advisor, in its sole discretion, but in any event no later than the termination of the U.S. Fund Entities.

            b. Collection Account. The Investment Advisor shall cause the U.S. Fund Entities to deposit dividends received on Investment Securities and proceeds received by the U.S. Fund Entities from the sale of Investment Securities (other than proceeds from sales in connection with repayments of indebtedness of Redemption Vehicles) (such proceeds, "Investment Proceeds") into one or more accounts for the U.S. Fund Entities ("Collection Accounts") or invest such amounts in short-term, investment grade securities. The Investment Advisor shall, in its sole discretion, withdraw and apply such amounts in payment of the Expenses of the U.S. Fund Entities or hold such amounts in the Collection Account in order to create reserves for anticipated costs and expenses of the U.S. Fund Entities.

            SECTION 6. Redemptions.

            a. Generally. Investors may request redemptions with respect to all, but not less than all, of their Allocated Percentages of any Public Investment Securities, and, in addition, Prudential may request a redemption with respect to all, but not less than all, of its Allocated Percentage of any Investment Security that consists of Partnership Units that relate to Investment Securities that are Public Investment Securities, by, in any such case, complying with the notice requirements of Section 6(b). In addition, whenever any Unaffiliated Investors request redemptions with respect to any Public Investment Securities, Prudential shall be deemed to have requested a redemption with respect to the same Public

Investment Securities (or, in the event Prudential has an interest through SVI-U.S. in any Partnership Units obtained in connection with the transactions in which SVI-U.S. acquired such Public Investment Securities, a redemption with respect to a combination of such Partnership Units and such Public Investment Securities (in such proportions as Prudential shall designate)) in the minimum amount required so that, following all such redemptions, both Prudential's aggregate percentage interest in the profits and contributed capital of SVI-U.S. and Prudential's percentage interest in the profits and capital of the Redemption Vehicle formed to effectuate such redemption shall be not more than 49%. Subject to Section 6(f), the Investment Advisor may in its sole discretion respond to any actual (or, in the case of Prudential, a deemed) redemption request with respect to Public Investment Securities by distributing to the pertinent Investor (i) such Investor's Allocated Percentage thereof in kind,
(ii) the value in cash, determined as set forth in Section 3(f), of such Investor's Allocated Percentage of such Public Investment Securities or (iii) some combination of (i) and (ii) above. The Investment Advisor shall respond to any redemption request by Prudential in respect of Partnership Units by distributing the Partnership Units subject thereto to Prudential. Subject to the preceding sentence, the Investment Advisor shall honor all redemption requests with respect to a particular Investment Securities ratably and with the same consideration.

            b. Notices -- Preliminary and Final. Redemptions may be requested, on March 15 and September 15 of each year (each an "Initial Redemption Request Date"), in accordance with the following procedures:

                  i. An Investor who wishes to request a redemption should send a notice to such effect to the Investment Advisor within 30 days prior to the applicable Initial Redemption Request Date. The notice must be received on or before the relevant Initial Redemption Request Date and must specify (a) one or more securities with respect to which redemption is sought (any such security, an "Identified Investment Security") and (b) if the Investment Advisor determines to make a cash payment, whether the Investor wishes to receive its redemption proceeds by wire transfer to an identified account of the Investor at any domestic commercial bank that is a member of the Federal Reserve System, or by check.

                  ii. Within 10 business days after the applicable Initial Redemption Request Date, the Investment Advisor shall forward to each Investor a notice (the "Preliminary Action Notice") setting forth (i) each redemption request received or deemed received (including the identity of the Fund Investors requesting a redemption), (ii) a description of any changes in the rights associated with the pertinent Investment Securities as a result of the redemption, (iii) whether the Investment Advisor has preliminarily elected to effect redemptions pursuant thereto in cash or in kind and (iv) if the redemption may be effected in cash, to the extent available, a description of any Line of Credit to be utilized and an explanation of the rationale for leveraging the Investment Securities. Each Investor shall have an opportunity to re-evaluate its redemption request or its failure to request a redemption in light of the initial proposed action specified in the Preliminary Action Notice. Not later than five (5) business days after the date of the Preliminary Action Notice (such date the "Final Redemption Request Date"), each Investor that wishes to cancel or modify its redemption request and each Investor that failed to submit a redemption request must notify the Investment Advisor by sending a new or modified redemption request (a "Final Redemption Request") specifying the Investment Securities with respect to which such Investor has finally decided to request redemption, and containing the other information required to be contained in the redemption request made on or before the Initial Redemption Request Date. If a Final Redemption Request in proper form is not received from an Investor on or before the Final Redemption Request Date, such Investor shall be deemed to have made its request as set forth in the request made on or before the Initial Redemption Request Date or, if no such request had been made, to waive its right to redeem during the period in question.

                  iii. Within five (5) business days after the Final Redemption Request Date, the Investment Advisor shall determine, in its sole discretion, how to best satisfy the redemption requests, and will forward a notice to each Investor (the "Final Action Notice") advising as to such action and as to the approximate date on which distributions or payments are intended to be made (the "Final Redemption Date"). Such action may be different than as stated in the Preliminary Action Notice.

            c. Redemption Vehicles. Whenever a redemption is to be effectuated with respect to Partnership Units or with respect to Public Investment Securities held by SVI-U.S., the Investment Advisor shall cause to be formed a new entity (a "Redemption Vehicle") for the purpose of holding, for the account of the nonredeeming Investors and, in cases in which it has an interest in Public Investment Securities with respect to which it has not requested redemption, Prudential, (i) in the case of a redemption with respect to Partnership Units, the Investment Securities of issuers affiliated with the issuer of such Partnership Units ("Affiliated Securities") that are not to be distributed to Investors in connection with such redemption and (ii) in the case of a redemption with respect to Public Investment Securities, the Identified Investment Securities that are not to be distributed to Investors in connection with such redemption. Each Redemption Vehicle shall be a limited liability company governed by an operating agreement (each, an "Other Operating Agreement") with terms substantially the same as those of the Operating Agreement (except as relates to Closings, Partnership Units and other matters not relevant to such Redemption Vehicle or not required to be reiterated in such Other Operating Agreement). The Investment Advisor shall cause each Redemption Vehicle to become a party to this Agreement. No Redemption Vehicle shall hold securities of more than one issuer or affiliate group of issuers. Redemption Vehicles shall be formed in connection with redemptions as follows:

                  i. In the case of a Final Action Notice that specifies that a redemption will be made solely with respect to an Identified Investment Security that is a Public Investment Security, the Investment Advisor will cause SVI-U.S. to form the relevant Redemption Vehicle, contribute the pertinent Identified Investment Securities to such Redemption Vehicle, distribute interests in the Redemption Vehicle to Investors in proportion to their Allocated Percentages in such Identified Investment Securities, and cause such Redemption Vehicle to make the redemptions specified in the Final Action Notice in cash, in kind, or in combination, as so specified. If any redemption is to be made in cash, the pertinent Redemption Vehicle shall borrow the cash as described in Section 6(e) at any time after the Investors have been distributed their respective interests in the Redemption Vehicle.

                  ii. In the case of a Final Action Notice that specifies that a redemption will be made solely with respect to an Identified Investment Security that consists of Partnership Units, the Investment Advisor will cause SVI-U.S. to distribute to Prudential all of the Partnership Units constituting the Identified Investment Securities and will thereafter cause SVI-U.S. to form the relevant Redemption Vehicle, contribute the Affiliated Securities to such Redemption Vehicle, and distribute interests in such Redemption Vehicle to the Unaffiliated Investors in proportion to their Allocated Percentages in the Affiliated Securities.

                  iii. In the case of a Final Action Notice that specifies that a redemption will be made both with respect to an Identified Investment Security that consists of Partnership Units and with respect to an Identified Investment Security that consists of the related Affiliated Securities, the Investment Advisor shall cause SVI-U.S. to form the relevant Redemption Vehicle, contribute the Affiliated Securities to such Redemption Vehicle, distribute to Prudential all of the Partnership Units in question, distribute interests in the Redemption Vehicle to Unaffiliated Investors in proportion to their Allocated Percentages in the Affiliated Securities, and cause such Redemption Vehicle to make the redemptions specified in the Final Action Notice in cash, in kind, or in combination as so specified.

                  Notwithstanding the foregoing, the Investment Advisor may cause a Redemption Vehicle to hold Partnership Units so long as (i) no indebtedness is incurred by such Redemption Vehicle in connection with such redemption or (ii) any indebtedness incurred by such Redemption Vehicle is equally and ratably secured by Partnership Units and REIT Shares.

            d. Subsequent Redemptions by Redemption Vehicles. In the case of a Final Action Notice that specifies that a redemption will be made with respect to an Identified Investment Security held by a Redemption Vehicle, the Investment Advisor will cause the Redemption Vehicle in question to make the redemptions specified in such Final Action Notice, in cash, in kind, or in combination, as so specified.

            e. Line of Credit.

                  i. The Investment Advisor shall cause any Redemption Vehicles that is to make a redemption in cash to obtain a line of credit (the "Line of Credit") to provide funds for such redemption. Such Line of Credit shall be from a lender unaffiliated with Prudential, and shall be on such terms as the Investment Advisor deems appropriate under the circumstances. If necessary, the Investment Advisor may cause the U.S. Fund Entities to pledge their interests in REIT Shares to a lender under a Line of Credit to secure loan commitment related to such Line of Credit. No Redemption Vehicle shall borrow in excess of 50% of the value of its assets as of the date of the borrowing. The Investment Advisor shall take steps it deems necessary (including selling a portion of the pertinent Investment Securities and repaying all or a portion of such indebtedness) so that the indebtedness incurred pursuant to the Line of Credit obtained by a Redemption Vehicle is maintained at a level that does not exceed 50% of the value of the assets of such Redemption Vehicle; provided that the Investment Advisor shall not be required to take such steps if such ratio is not met due to temporary market fluctuations.

                  ii. The Investment Advisor may secure the Line of Credit in whole or part with the Investment Securities and cash held by the Redemption Vehicle borrowing thereunder.

                  iii. Expenses related to the Line of Credit and debt service on amounts borrowed thereunder shall be expenses of the pertinent Redemption Vehicle, and shall be payable out of the proceeds from the sale Investment Securities held by the Redemption Vehicle or dividends or other Distributions payable in respect of such Investment Securities.

            f. Limitations on Redemptions. The Investment Advisor may deny any redemption request if the Investment Advisor determines in its reasonable discretion that making a redemption pursuant thereto may (i) adversely affect the ability of any U.S. Entity (including the Redemption Vehicle that would be formed in connection with such redemption) to qualify as a "Venture Capital Operating Company" within the meaning of ERISA; or (ii) have material adverse tax or regulatory consequences for Investors.

            SECTION 7. Sales Election.

            a. Generally. If the Investment Advisor determines to sell or transfer any Investment Security other than a sale or transfer (i) to a Redemption Vehicle, (ii) of Partnership Units in connection with any redemption, or (iii) to pay debt service in respect of a borrowing by a Redemption Vehicle, each Investor may elect instead to receive a distribution in kind of its Allocated Percentage of such Investment Security (a "Sales Election").

            b. Notice to Investor; Election. The Investment Advisor shall notify each Investor in writing of the Investment Advisor's decision to sell or transfer a specified Investment Security, and shall include in such notification the Investment Advisor's best estimate of the approximate price to be received and the anticipated timing of the proposed sale or series of sales. No later than 5 business days from the date of each such notice (such fifth day, the "Sales Election Deadline"), each Investor shall have the right to elect in writing to receive its Allocated Percentage of the Investment Securities in question. The actual price and timing of sales may vary from the Investment Advisor's estimates as set forth in its notice to Investors. No such variance shall require the Investment Advisor to make an additional notice or give rise to any further election by Investors with respect to the Investment Securities in question.

            c. Distribution. Simultaneous with the consummation of the sale of the specified Investment Securities, the Investment Advisor shall cause the pertinent U.S. Fund Entity to distribute to each Investor making a Sales Election, such Investor's Allocated Percentage of the amount sold of such Investment Securities. For all purposes of this Agreement and the Operating Agreements, such distribution shall be deemed to be a distribution of the value, determined by reference to the sale of the specified Investment Securities, of the Investment Securities distributed.

            d. Holdback. No Investor shall sell, transfer or otherwise dispose of any portion of its interest in any Investment Security received pursuant to a Sales Election or any other security of the issuer of such Investment Security held by such Investor, until the earlier of (i) 6 months after the Sales Election Deadline or (ii) the date on which the pertinent U.S. Fund Entity has sold, transferred or otherwise disposed of all of its interest in such Investment Securities.

            SECTION 8. Reports.

            a. The books and records of the U.S. Fund Entities shall be kept according to the accrual method of accounting, and shall be audited as of the end of each Fiscal Year by a firm of independent certified public accountants of national recognition and standing selected by the Investment Advisor. Within 60 days after the end of each Fiscal Year, the Investment Advisor shall cause to be prepared and mailed to the Investors a report of such accountants, setting forth as at the end of such Fiscal Year:

                  i. a balance sheet of the U.S. Fund Entities;

                  ii. a statement of the net income or net loss for such year and such Investor's share thereof;

                  iii. a statement of cash flow;

                  iv. a statement of such Investor's Capital Account; and

                  v. the amount of such Investor's share in each U.S. Fund Entity's taxable income or loss for each year, in the form required by the Code and applicable regulations and in sufficient detail to enable it to timely prepare its federal, state and other tax returns;

In addition, concurrently with the report of such accountants, the Investment Advisor shall cause to be mailed to the Investors, if not already contained in such report to be provided to the Investors by such accountants, a report containing a statement of any fees received by the Investment Advisor or any of its Affiliates in connection with Fund's activity.

            The Investment Advisor shall also cause to be delivered to any Investor upon request such other information as shall be needed by such Investor in order to enable it to timely file any of its tax returns and will also from time to time furnish such other information as any Investor may reasonably request for the purpose of enabling it to timely comply with any reporting or filing requirements imposed or permitted by any statute, rule, regulation or otherwise by any governmental agency or authority, or to furnish to, or otherwise be used in connection with its relationship with, any regulatory authority.

            b. Within 45 days after the end of each of the first three fiscal quarters in each Fiscal Year, the Investment Advisor shall cause to be prepared and mailed to each Investor a report of the Investment Advisor setting forth the (unaudited) information described in Section 8(a)(i)-(v) and a report containing a statement of fees received by the Investment Advisor or any of its Affiliates in connection with the Fund's activities.

            SECTION 9. Tax and ERISA Matters.

            a. Pursuant to the delegation of authority more particularly described in the Operating Agreement, the Investment Advisor shall function as the "Tax Matters Partner" for purposes of Section 6231 of the Code of each U.S. Fund Entity and will have the exclusive authority and discretion to make any elections required or permitted to be made by any U.S. Fund Entity under the Code or any other tax laws; provided that the Investment Advisor shall not cause any U.S. Fund Entity to be excluded from the partnership taxation provisions of Subchapter K of the Code.

            b. The Investment Advisor shall use its reasonable best efforts to cause each U.S. Fund Entity to qualify as a Venture Capital Operating Company. Concurrently with the closing of the first acquisition of Investment Securities by SVI-U.S., the Investment Advisor shall obtain an opinion of counsel which opinion shall state whether SVI-U.S. should qualify as a Venture Capital Operating Company on the date of such closing.

Annually, the Investment Advisor shall provide a certificate to each Investor stating that the Investment Advisor believes that SVI-U.S. and each Redemption Vehicle should have qualified as a Venture Capital Operating Company on the applicable day of such "annual valuation period" or otherwise is not deemed to have "Plan Assets" under ERISA.

            c. If the Investment Advisor determines that the same is required to prevent legal restrictions or requirements applicable to any Investor or any U.S. Fund Entity from having a material adverse effect on any such Investor or entity, the Investment Advisor may, in its sole discretion: (i) cause the U.S. Fund Entity in question to dissolve and distribute its assets in accordance with the Operating Agreement or the pertinent Other Operating Agreement; (ii) cause all or a portion of the Interests of any Investor to be redeemed in a manner generally consistent with Section 6; or (iii) cause the Operating Agreement, any Other Operating Agreement or this Agreement to be amended (provided that no such amendment may be made unilaterally if such amendment would have a material adverse effect on any Investor).

            SECTION 10. Compensation.

            a. Investment Advisor Fee. Each Investor shall pay to the Investment Advisor a fee (the "Investment Advisor Fee") based on such Investor's Contributed Capital from time to time. The Investment Advisor Fee shall be payable quarterly in arrears on the last day of each calendar quarter (each a "Quarterly Payment Date") or, if such day is not a business day, the next succeeding business day. The amount due on each Quarterly Payment Date will be equal to one-fourth of the sum of (i) 60 basis points times the amount of such Investor's Quarterly Contributed Capital not in excess of $50 million as at such date; (ii) 50 basis points times the amount of such Investor's Quarterly Contributed Capital in excess of $50 million but not in excess of $100 million as at such date; and (iii) 40 basis points times the amount of such Investor's Quarterly Contributed Capital in excess of $100 million as at such date. If the Investment Advisor Fee has not been paid within 30 days of the applicable Quarterly Payment Date the pertinent Investor shall be deemed to be a "Defaulting Member" within the meaning of Section 8.3 of the Operating Agreement.

            b. Performance Fee.

                  i. Each Investor shall pay to the Investment Advisor a fee (the "Performance Fee") based upon such Investor's return on its investment. The Performance Fee shall be payable by an Investor on the date of (a) any actual or deemed Distribution (other than a Distribution made in connection with a Subsequent Closing) to such Investor of cash proceeds from the sale of Investment Securities by any U.S. Fund Entity and (b) any Distribution of Investment Securities to such Investor by any U.S. Fund Entity (any such date, a "Performance Fee Determination Date").

                  ii. The Performance Fee with respect to any Investor will be equal to the sum of (a) 20% of the relevant Investor's return (after costs, expenses and the Investment Advisor Fee but before the Performance
      Fee) in excess of the return such Investor would have realized had such Investor's Capital Contributions been invested at the Index Rate and (b) an additional 10% of the relevant Investor's return (after costs, expenses and the Investment Advisor Fee but before the Performance Fee) in excess of the return such Investor would have realized had such Investor's Capital Contributions been invested at a rate equal to the Index Rate plus 500 basis points.

                  iii. On each Performance Fee Determination Date with respect to any Investor, the Performance Fee will be determined with respect to any Investment Securities distributed on such date and any Investment Securities proceeds with respect to which are distributed or deemed distributed on such date. The Performance Fee will be determined by (a) future valuing to the Performance Fee Determination Date, at the Index Rate, each Capital Contribution made by the relevant Investor with respect to the pertinent Investment Securities; (b) future valuing to the Performance Fee Determination Date, at the Index Rate plus 500 basis points, each capital contribution made by the relevant Investor with respect to the pertinent Investment Securities; (c) future valuing to the Performance Fee Determination Date, at the Index Rate, the amount of any Shortfall Amount in respect of the prior Performance Fee Determination Date, and (d) future valuing to the Performance Fee Determination Date, at the Fund Rate, each distribution or deemed distribution (other than any distribution that itself triggered a Performance Fee Determination Date) made to the relevant Investor with respect to the pertinent Investment Securities. The Performance Fee will equal the sum of (i) 20% of the amount, if any, by which (I) the sum of the distribution being made in respect of the pertinent Investment Securities on the Performance Fee Determination Date plus the amount described in clause (d) above exceeds
      (II) the sum of the amounts described in clauses (a) and (c) above; plus
      (ii) 10% of the amount, if any, by which (III) the sum of the distribution being made in respect of the pertinent Investment Securities on the Performance Fee Determination Date plus the amount described in clause (d) above exceeds (IV) the sum of the amounts described in clauses (b) and (c) above. If on any Performance Fee Determination Date the amount described in clause (II) above exceeds the amount described in clause (I) above, no Performance Fee will be due and such excess will be carried forward to the next Performance Fee Determination Date as a "Shortfall Amount." If on the last Performance Fee Determination Date with respect to any Investor, there exists a Shortfall Amount the Investment Advisor will rebate to such Investor, without interest, an amount of Performance Fees previously paid to the Investment Advisor with respect to such Investor equal to the lesser of the amount of such Shortfall Amount and the amount of such Performance Fees previously paid. For the purposes of calculating the Performance Fee, (x) the "Fund Rate" shall mean the aggregate internal rate of return earned by the U.S. Fund Entities' investments through the applicable

      Performance Fee Determination Date assuming a sale of all investments for their respective fair market values as of such date and monthly compounding and (y) any distribution that was in fact reduced by the withholding of a payment of the Investment Advisor Fee will be treated as having been so reduced, and any payment of the Investment Advisor Fee made directly by the pertinent Investor and not previously treated as a reduction of a distribution pursuant to this clause will be subtracted from the amount of the distribution being made on the Performance Fee Determination Date.

                  iv. All future value computations shall be made using monthly compounding and the actual number of days elapsed in each month.

                  v. If the Performance Fee has not been paid within 30 days the pertinent Investor shall be deemed to be a "Defaulting Member" within the meaning of Section 8.3 of the Operating Agreement.

                  vi. Notwithstanding the foregoing, if, on the last Performance Fee Determination Date with respect to any Investor, the aggregate amount of capital contributed, and fees paid, by such Investor exceeds the sum of the aggregate amount of cash and the value of all property actually distributed to such Investor, the Investment Advisor will rebate to such Investor Performance Fees previously paid by such Investor in an amount equal to the lesser of (y) such excess and (z) Performance Fees received by the Investment Advisor from such Investor.

            c. Invoices. The Investment Advisor will provide each Investor with an invoice for each of the Investment Advisor Fee and the Performance Fee due from such Investor reflecting any amounts not deducted from Distributions. Each invoice shall reflect the amount of the Investment Advisor Fee or Performance Fee, as the case may be, that has been paid up to the date of such invoice. Any amount that has not been deducted as reflected in any such invoice and that is not paid within 10 days of the date of such invoice shall bear interest at the Base Rate.

            SECTION 11. Expenses.

            a. Expenses of the U.S. Fund Entities. Each of the U.S. Fund Entities shall bear its share of organizational costs and expenses and the U.S. Fund Entities, collectively, shall bear their share of all costs and expenses of operating the Fund. The costs and expenses associated with operating the Fund (collectively, "Expenses") will include, without limitation, (i) costs and expenses of meetings of Investors, and of preparing, printing and mailing reports to Investors and of amending organizational documents when necessary;
(ii) brokers' commissions and fees of transfer agents chargeable in connection with any securities transactions; (iii) fees and expenses of service providers, whether affiliated with Prudential or not, including, without limitation, securities advisors, attorneys (including, without limitation, SVI-U.S.'s share of a one time fee of $15,000.00 to reimburse PREI for the cost of its in-house counsel for services in connection with creation of Fund), accountants, appraisers, contractors, architects, engineers, consultants, insurance consultants, custodians and other agents; and (iv) to the extent not included in the foregoing or paid out of other sources, the costs and expenses connected with the acquisition, disposition and ownership of the Investment Securities, and the termination of the U.S. Fund Entities. All such Expenses shall be allocated among U.S. Fund Entities and among Investors in accordance with the following principles: (1) Expenses that relate to a particular U.S. Fund Entity or to the Investment Securities held thereby shall be allocated to such U.S. Fund Entity and to the Investors therein in proportion to their Allocated Percentages therein at the time the Expense is incurred; (2) Expenses that relate to Partnership Units shall be allocated to Prudential; (3) Expenses that relate to Affiliated Securities shall be allocated to the Investors with Allocated Percentages with respect thereto in proportion to such percentages; (4) Expenses that relate to unconsummated investment transactions shall be allocated to SVI-U.S. and to the Investors therein in proportion to their Allocated Percentages; and (5) Expenses that relate to the Independent Reviewer shall be allocated to the Unaffiliated Investors in proportion to their Allocated Percentages.

            b. Expenses of the Investment Advisor and Administrative Services. At its expense, the Investment Advisor, Prudential and/or PREI, shall pay the compensation of their respective employees who provide services to the Fund, including, without limitation, administration and portfolio management services, provide adequate office space and any necessary office furnishings and equipment, together with telephone service, heat, utilities, supplies and similar miscellaneous office expenses and shall provide other necessary items of an overhead and administrative nature.

            SECTION 12. Conflicts; Waiver.

            The Investment Advisor and its Affiliates or associates or any of their legal, financial or other advisors shall in no way be prohibited from, and intend to, spend substantial time in connection with other businesses or activities, including, but not limited to, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Fund, participating in actual or potential investments of the Fund, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Fund, or acting as a director, officer or creditors' committee member of, adviser to, or participant in, any corporation, partnership, trust or other business entity. The Investment Advisor and its Affiliates or associates or any of their legal, financial or other advisors may, and expect to, receive fees or other compensation from third parties for such activities, which fees will be for the benefit of their own account and not the Fund. Such fees may relate to actual, contemplated or potential investments of the Fund and may be payable by entities in which the Fund directly or indirectly, has invested or contemplates investing. Each U.S. Fund

Entity and each Investor waives any and all rights of any nature whatsoever that any such Person may have to object to or participate or any such activity.

            SECTION 13. Representations and Warranties of the Investment
Advisor.

            The Investment Advisor hereby represents and warrants to SVI-U.S. as of the date hereof as follows:

                  a. The Investment Advisor is a corporation, duly incorporated and validly existing under the laws of the State of New Jersey, has the full power and authority to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where the conduct of its business requires, or the performance of its obligations under this Agreement would require, such qualification.

                  b. The Investment Advisor has full corporate power and
            authority and has obtained all necessary authorization to execute, deliver and perform this Agreement on the terms and conditions hereof. No consent of any other Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, fling or declaration with, any governmental authority is required by the Investment Advisor in connection with this Agreement or the execution, delivery, performance, validity or enforceability hereof. This Agreement constitutes the legal, valid and binding obligation of the Investment Advisor enforceable against the Investment Advisor in accordance with its terms, subject to bankruptcy, insolvency moratorium or similar laws affecting generally the enforcement of creditors' rights and general equitable principles.

                  c. The Investment Advisor's execution, delivery and
            performance of this Agreement and any documents and instruments required hereunder shall not violate any provision of any existing law or regulation binding on the Investment Advisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Investment Advisor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Investment Advisor is a party or by which the Investment Advisor or any of its assets may be bound, and shall not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

                  d. SVI-U.S. is a limited liability company, duly formed and validly existing under the laws of the State of Delaware, has the full power and authority to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where the conduct of its business requires, or the performance of its obligations would require, such qualification.

            SECTION 14. Liability of the Investment Advisor.

            Except as otherwise required by law, the Investment Advisor and any of its Affiliates, directors, officers, employees, shareholders, assigns, representatives or agents shall not be liable, responsible or accountable in damages or otherwise to the Fund or any Investor for any loss, liability, damage, settlement cost, or other expense (including attorneys' fees) incurred by reason of any act or omission or any such alleged act or omission performed or omitted by such Person (including those in connection with serving on boards of directors for companies in the Fund's portfolio) if such Person acted in a manner consistent with the Standard of Care.

            SECTION 15. Indemnification.

            a. Indemnity. To the fullest extent permitted by applicable law, the Investment Advisor, PIMS, PREI, the Independent Reviewer and any of their respective officers, directors, agents, stockholders, partners, members, employees, other Affiliates, and any other Person who serves at the request of the Investment Advisor on behalf of any of the U.S. Fund Entities (each such Person being an "Indemnitee") shall be held harmless and be indemnified by the U.S. Fund Entities for any liability, loss (including amounts paid in settlement), damages or expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by such Indemnitee on behalf of the U.S. Fund Entities or in furtherance of the interests of the U.S. Fund Entities or otherwise arising out of, or in connection, with the U.S. Fund Entities; provided that such Indemnitee acted in a manner consistent with the Standard of Care.

            b. Advances. To the fullest extent permitted by law, expenses (including, without limitation, legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the U.S. Fund Entities prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the U.S. Fund Entities of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 15.

            c. Limitation on Liability. The individual indemnity obligation of each Investor will be limited to the lesser of (i) the aggregate of: (x) such Investor's Unfunded

Commitments; (y) Distributions (including Distributions in redemption) previously made to such Investor; and (z) the Investor's Interest in the U.S. Fund Entities or (ii) such Investor's Capital Commitment. The Investment Advisor shall not call capital for the purpose of satisfying the foregoing obligations in an amount in excess of the sum of such Investor's Unfunded Commitment and Distributions to such Investor that represent returns of capital.

            SECTION 16. Term of Agreement; Survival of Certain Terms.

            a. Initial Term. Unless terminated in accordance with its terms this Agreement shall remain in effect with respect to each U.S. Fund Entity until the termination of such U.S. Fund Entity.

            b. Termination. This Agreement may be terminated at any time with or without cause upon 90 days' prior written notice by (i) SVI-U.S. (upon the vote of a majority in Interest of the Unaffiliated Investors therein) or (ii) the Investment Advisor (but in the latter case, subject to Section 9(c), only if this Agreement is so terminated with respect to all U.S. Fund Entities). Upon such termination, the Investment Advisor shall be entitled to receive all compensation it has earned through the effective date of such termination, including any accrued but unpaid Investment Advisor Fee and Performance Fee.

            c. Survival. Notwithstanding anything herein to the contrary, Sections 10, 11, 15 and 16 of this Agreement shall survive any termination hereof.

            SECTION 17. Notices.

            Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including by telecopy) and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of telecopy notice, when received in legible form, addressed as set forth below:

            If to SVI-U.S.:

            c/o Prudential Real Estate Investors
            8 Campus Drive, 4th Floor
            Arbor Circle South
            Parsippany, New Jersey  07054-4493
            Attention: SVI Portfolio Manager
            Fax:       (973) 683-1794
            with a copy to:

            O'Melveny & Myers LLP
            153 East 53rd Street
            New York, New York  10022
            Attention: Jacqueline A. Weiss, Esq.
            Fax:       (212) 326-2061

            If to the Investment Advisor:

            Prudential Real Estate Investors
            8 Campus Drive, 4th Floor
            Parsippany, New Jersey  07054-4493
            Attention: SVI Portfolio Manager
            Fax:       (973) 683-1794

            with a copy to:

            O'Melveny & Myers LLP
            153 East 53rd Street
            New York, New York  10022
            Attention: Jacqueline A. Weiss, Esq.
            Fax:       (212) 326-2061

            Any party may alter the address or telecopy number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

            SECTION 18. Amendments; Waivers.

            Subject to Section 9, this Agreement may be amended only by agreement in writing of the Investment Advisor and a majority in Interest of the Unaffiliated Investors, provided that any amendment that materially adversely affects the Investors shall require the approval of at least two-thirds in Interest of the Unaffiliated Investor, and provided further that no such amendment shall be effective if the Investment Advisor reasonably determines that such amendment could reasonably be expected to materially adversely affect the Fund taken as a whole. The Investment Advisor shall cause the effectuation of any such amendment duly approved by the appropriate Investors. Except as otherwise provided herein, no waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

            SECTION 19. Governing Law.

            This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of law principles.

            SECTION 20. Assignment.

            Neither this Agreement nor any rights or obligations under it are assignable, except that the Investment Advisor may assign its obligations hereunder as set forth in Section 3(g).

            SECTION 21. Headings.

            The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

            SECTION 22. Parties in Interest.

            This Agreement shall be binding upon and inure to the benefit of each party and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except that the Investors shall be third party beneficiaries hereof.

            SECTION 23. Consent to Jurisdiction and Litigation.

            All litigation relating to or arising under or in connection with this Agreement shall be brought only in the federal or state courts of competent jurisdiction located in the State and County of New York, which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally consents to the jurisdiction of such courts for any actions, suits or proceedings arising out of or relating to this Agreement. The parties hereto irrevocably waive any obligation of the laying of venue or based on the grounds of forum non conveniens that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction. No party hereto shall be entitled to immunity whatsoever, whether characterized as sovereign immunity or otherwise, from any legal proceedings to enforce the obligations hereunder. Subject to Section 15, in the event of any breach of the provisions of this Agreement, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

            SECTION 24. Attorney's Fees.

            In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such action.

            SECTION 25. Representation By Counsel.

            Each party hereto acknowledges that such party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

            SECTION 26. Interpretation.

            The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. Any of the terms used herein may, unless the context otherwise requires be used in the singular or the plural depending on the reference. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall include any other number or gender, as the context may require. Further, "hereof," "herein," "hereunder," "hereto," "this Agreement" and comparable terms refer to the entire instrument, including any exhibits or schedules to the instrument, and not to any particular article, section or other subdivision of the instrument. All references to SVI-U.S. shall include all parallel or subsidiary vehicles including Redemption Vehicles, if any, that may be utilized. In such circumstances, references to the Operating Agreement shall be deemed to include references to the applicable Other Operating Agreements. References to actions to be taken by any U.S. Fund Entity shall mean such actions to be taken by the Investment Manager on behalf of such U.S. Fund Entity or, if applicable, to the Investment Manager causing such U.S. Fund Entity to take such action, unless the context clearly requires otherwise.

            SECTION 27. Further Assurances.

            Each party agrees to execute and deliver (or to cause the execution and delivery of) such further instruments and to do such further acts as the Investment Advisor deems necessary or advisable to better effectuate this Agreement.

            SECTION 28. Severability.

            If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any court of competent jurisdiction or other governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable; provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

            SECTION 29. Counterparts.

            This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

            SECTION 30. WAIVER OF JURY TRIAL.

            EACH PARTY HERETO, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH.


                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, each of the parties hereto has caused this Investment Advisory Agreement to be executed by its duly authorized officers as of the day and year first above written.

                              STRATEGIC VALUE INVESTORS, LLC

                              By:   The Prudential Investment Corporation
                              Its:  Attorney-in-Fact


                              By:   /s/ JOSEPH D. MARGOLIS
                                    --------------------------------------
                                    Name: Joseph D. Margolis
                                    Title: Vice President

                              THE PRUDENTIAL INVESTMENT CORPORATION


                              By:   /s/ JOSEPH D. MARGOLIS
                                    --------------------------------------
                                    Name: Joseph D. Margolis
                                    Title: Vice President

                 ANNEX NUMBER 1 TO INVESTMENT ADVISORY AGREEMENT

                                                       Date:  ___________, 199__

The undersigned acknowledges and agrees as follows:

1. This Annex Number 1 is part of the Investment Advisory Agreement dated October 2, 1997, to which it is attached.

2. The undersigned is a party to and a "Member" under the Operating Agreement and or one or more Other Operating Agreements, and its notice address for purposes hereof it as set forth thereunder.

3. The undersigned has reviewed this Annex Number 1 and the Investment Advisory Agreement and is represented by counsel in connection therewith.

4. The undersigned will pay the Investment Advisor Fee and the Performance Fee in accordance with the Investment Advisory Agreement.

5. The Investment Advisor may deduct or withhold from Distributions to the undersigned any amounts payable by the undersigned in respect of any fees or expenses relating to the Investment Advisory Agreement.

6. No Indemnitee shall be liable to the undersigned and the undersigned shall indemnify each Indemnitee, all as set forth in Section 15 of the Investment Advisory Agreement, and the Investment Advisor may deduct, withhold or make capital calls for any amounts payable by the undersigned in respect thereof.

7. The undersigned shall fulfill any other obligations it may have under Sections 7, 10, 11 or 15 of the Investment Advisory Agreement.

8.    Appointment of Investment Advisor as Attorney-in-Fact:

      The undersigned irrevocably constitutes and appoints the Investment Advisor, and any replacement or substitute Investment Advisor, as the undersigned's true and lawful attorney-in-fact and agent, with full power and authority in the undersigned's name, place and stead (a) the execute, acknowledge, deliver, file and record in the appropriate public offices all certificates or other instruments (including counterparts of the Operating Agreement) that the Investment Advisor deems appropriate to continue SVI-U.S. as a limited liability company in the jurisdiction in which SVI-U.S. conducts business, including amendments to the Operating Agreement necessary to correct scriveners' errors, and from and after the date on which the undersigned becomes a Defaulting Member, all documents and instruments (including transfer and sale documents) that the Investment Advisor deemed necessary to implement the rights and remedies set forth in Section 8.3 of the Operating Agreement, (b) to take all actions necessary and to execute and deliver all documents, certificates and other instruments (including Other Operating Agreements) in connection with the formation of Redemption Vehicles in accordance with Section 6(c) of the Investment Advisory Agreement and the subsequent operation of such Redemption Vehicles and (c) to take all actions as are necessary and appropriate to fulfill the duties of Investment Advisor as referenced in the Investment Advisory Agreement and the Operating Agreement and/or as described in the Memorandum, including, without limitation, actions in connection with the borrowing of funds and the acquisition and disposition of Investment Securities.

      The appointment by the undersigned of the Investment Advisor as attorney-in-fact set forth shall be deemed to be a power coupled with an interest and with full power of substitution, in recognition of the fact that the undersigned will be relying upon the Investment Advisor to act as contemplated by the Investment Advisory Agreement and the Operating Agreement in any filing and other action by the Investment Advisor on behalf of SVI-U.S., and such power shall, to the extent permitted by law, survive the death, disability, incompetency, withdrawal, removal, bankruptcy or insolvency of any Person hereby giving such power and the transfer by the undersigned of all or part of its Interest. The foregoing power of attorney of a transferor undersigned shall survive such transfer only until such time as the transferee shall have been admitted to SVI-U.S. as a member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution. Any Person dealing with SVI-U.S. may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.

9. This Annex Number 1 shall survive the termination of the Investment Advisory Agreement.


                  -------------------------


                  By:
                        -------------------------------------
                        Name:
                        Title:


                  Notice Address:
                  ---------------------------------------------
                  ---------------------------------------------
                  ---------------------------------------------
                  Attention:
                             ----------------------------------
                  Fax:
                       ----------------------------------------